Supplemental Financial Report

Fourth Quarter 2020

February 25, 2021

ColonyCapital

Cautionary Statement Regarding Forward-Looking Statements

This presentation may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include, without limitation, the impact of COVID-19 on the global economy, including the Company’s businesses, whether the Company’s wellness infrastructure segment, including contractual rent collections, will continue to perform well despite ongoing impacts of COVID-19, the Company’s ability to continue driving strong growth in its digital business and accelerating its digital transformation, including whether the Company will continue to lower corporate expenses and achieve earnings rotation through divestment of legacy businesses and assets, whether the Company will realize the anticipated benefits of Wafra’s strategic investment in the Company’s digital investment management business, including whether the Wafra investment will become subject to redemption and the amount of commitments Wafra will make to the Company’s digital investment products, the Company’s ability to raise third party capital in its managed funds or co-investment structures and the pace of such fundraising (including as a result of the impact of COVID-19), whether the DCP II fund raising target will be met, in the amounts anticipated or at all, the performance of DataBank, including zColo, the success and performance of the Company’s future investment product offerings, including a digital credit investment vehicle, whether the Company will realize the anticipated benefits of its investment in Vantage SDC, including the performance and stability of its portfolio, the pace of growth in the Company’s digital investment management franchise, the Company’s ability to continue to make investments in digital assets onto the balance sheet and the quality and earnings profile of such investments, the resilience and growth in demand for digital infrastructure, whether the Company will realize the anticipated benefits of its securitization transactions, the Company’s ability to simplify its business and continue to monetize legacy businesses/OED assets, including the timing and amount of proceeds to be received by the Company, if any, and its impact on the Company’s liquidity, the Company’s ability to consummate the pending hospitality exit transaction and the amount of net proceeds to be received by the Company from the transaction, whether warehoused investments will ultimately be transferred to a managed investment vehicle or at all, the impact of impairments, the level of expenses within the wellness infrastructure segment and the impact on performance for the segment, whether the Company will maintain or produce higher Core FFO per share (including or excluding gains and losses from sales of certain investments) in the coming quarters, or ever, the Company’s FRE and FEEUM and its ability to continue growth at the current pace or at all, whether the Company will continue to pay dividends on its preferred stock, the impact of changes to the Company’s management or board of directors, employee and organizational structure, the Company’s financial flexibility and liquidity, including borrowing capacity under its revolving credit facility (including as a result of the impact of COVID-19), the use of sales proceeds and available liquidity, the performance of the Company’s investment in CLNC (including as a result of the impact of COVID-19), whether the Company will further extend the term of its revolving credit facility, including the CLNC share price as compared to book value and how the Company evaluates the Company’s investment in CLNC, the impact of management changes at CLNC, the Company’s ability to minimize balance sheet commitments to its managed investment vehicles, customer demand for datacenters, the Company's portfolio composition, the Company's expected taxable income and net cash flows, excluding the contribution of gains, the Company’s ability to pay or grow the dividend at all in the future, the impact of any changes to the Company’s management agreements with NorthStar Healthcare Income, Inc., CLNC and other managed investment vehicles, whether Colony Capital will be able to maintain its qualification as a REIT for U.S. federal income tax purposes, the timing of and ability to deploy available capital, including whether any redeployment of capital will generate higher total returns, the Company’s ability to maintain inclusion and relative performance on the RMZ, Colony Capital’s leverage, including the Company’s ability to reduce debt and the timing and amount of borrowings under its credit facility, increased interest rates and operating costs, adverse economic or real estate developments in Colony Capital’s markets, Colony Capital’s failure to successfully operate or lease acquired properties, decreased rental rates, increased vacancy rates or failure to renew or replace expiring leases, increased costs of capital expenditures, defaults on or non-renewal of leases by tenants, the impact of economic conditions (including the impact of COVID-19 on such conditions) on the borrowers of Colony Capital’s commercial real estate debt investments and the commercial mortgage loans underlying its commercial mortgage backed securities, adverse general and local economic conditions, an unfavorable capital market environment, decreased leasing activity or lease renewals, and other risks and uncertainties, including those detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, each under the heading “Risk Factors,” as such factors may be updated from time to time in our subsequent periodic filings with the U.S. Securities and Exchange Commission (“SEC”).

All forward-looking statements reflect Colony Capital’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Additional information about these and other factors can be found in Colony Capital’s reports filed from time to time with the SEC. Colony Capital cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this presentation. Colony Capital is under no duty to update any of these forward-looking statements after the date of this presentation, nor to conform prior statements to actual results or revised expectations, and Colony Capital does not intend to do so.
This presentation may contain statistics and other data that has been obtained or compiled from information made available by third-party service providers. Colony Capital has not independently verified such statistics or data.

This presentation is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy any securities of Colony Capital. This information is not intended to be indicative of future results. Actual performance of Colony Capital may vary materially.

The appendices herein contain important information that is material to an understanding of this presentation and you should read this presentation only with and in context of the appendices.

Colony Capital | Supplemental Financial Report

Important Note Regarding Non-GAAP Financial Measures

This supplemental package includes certain “non-GAAP” supplemental measures that are not defined by generally accepted accounting principles, or GAAP, including the financial metrics defined below, of which the calculations may from methodologies utilized by other REITs for similar performance measurements, and accordingly, may not be comparable to those of other REITs.

FFO: The Company calculates funds from operations (“FFO”) in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding (i) extraordinary items, as defined by GAAP; (ii) gains and losses from sales of depreciable real estate; (iii) impairment write-downs associated with depreciable real estate; (iv) gains and losses from a change in control in connection with interests in depreciable real estate or in-substance real estate, plus (v) real estate-related depreciation and amortization; and (vi) including similar adjustments for equity method investments. Included in FFO are gains and losses from sales of assets which are not depreciable real estate such as loans receivable, equity method investments, as well as equity and debt securities, as applicable.

Core FFO: The Company computes core funds from operations (Core FFO) by adjusting FFO for the following items, including the Company’s share of these items recognized by its unconsolidated partnerships and joint ventures: (i) gains and losses from sales of depreciable real estate within the Other segment, net of depreciation, amortization and impairment previously adjusted for FFO; (ii) gains and losses from sales of investment management businesses and impairment write-downs associated investment management; (iii) equity-based compensation expense; (iv) effects of straight-line rent revenue and expense; (v) amortization of acquired above- and below-market lease values; (vi) debt prepayment penalties and amortization of deferred financing costs and debt premiums and discounts; (vii) unrealized fair value gains or losses on interest rate and foreign currency hedges, and foreign currency remeasurements; (viii) acquisition and merger related transaction costs; (ix) restructuring and merger integration costs; (x) amortization and impairment of finite-lived intangibles related to investment management contracts and customer relationships; (xi) gain on remeasurement of consolidated investment entities and the effect of amortization thereof; (xii) non-real estate fixed asset depreciation, amortization and impairment; (xiii) change in fair value of contingent consideration; and (xiv) tax effect on certain of the foregoing adjustments. Beginning with the first quarter of 2018, the Company’s Core FFO from its interest in Colony Credit Real Estate (NYSE: CLNC) represented its percentage interest multiplied by CLNC’s Distributable Earnings (previously referred to as Core Earnings). Refer to CLNC’s filings with the SEC for the definition and calculation of Distributable Earnings. Beginning in the fourth quarter of 2020, the Company excluded results from discontinued operations in its calculation of Core FFO and applied this exclusion to prior periods. The Company computes Core FFO excluding gains and losses by adjusting Core FFO to exclude gains and losses from the Company’s Other segment.
FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. FFO and Core FFO should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with GAAP.
The Company uses FFO and Core FFO as supplemental performance measures because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that captures trends in occupancy rates, rental rates, and operating costs. The Company also believes that, as widely recognized measures of the performance of REITs, FFO and Core FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO and Core FFO exclude depreciation and amortization and capture neither the changes in the value of the Company’s properties that resulted from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO and Core FFO as measures of the Company’s performance is limited. FFO and Core FFO should be considered only as supplements to GAAP net income as a measure of the Company’s performance. Additionally, Core FFO excludes the impact of certain fair value fluctuations, which, if they were to be realized, could have a material impact on the Company’s operating performance. The Company also presents Core FFO excluding gains and losses from sales of certain investments as well as its share of similar adjustments for CLNC. The Company believes that such a measure is useful to investors as it excludes periodic gains and losses from sales of investments that are not representative of its ongoing operations.

Colony Capital | Supplemental Financial Report

Important Note Regarding Non-GAAP Financial Measures

Digital Operating Earnings before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDA
The Company calculates EBITDAre in accordance with the standards established by the National Association of Real Estate Investment Trusts, which defines EBITDAre as net income or loss calculated in accordance with GAAP, excluding interest, taxes, depreciation and amortization, gains or losses from the sale of depreciated property, and impairment of depreciated property. The Company calculates Adjusted EBITDA by adjusting EBITDAre for the effects of straight-line rental income/expense adjustments and amortization of acquired above- and below-market lease adjustments to rental income, equity-based compensation expense, restructuring and integration costs, transaction costs from unsuccessful deals and business combinations, litigation expense, the impact of other impairment charges, gains or losses from sales of undepreciated land, and gains or losses on early extinguishment of debt and hedging instruments. Revenues and corresponding costs related to the delivery of services that are not ongoing, such as installation services, are also excluded from Adjusted EBITDA. The Company uses EBITDAre and Adjusted EBITDA as supplemental measures of our performance because they eliminate depreciation, amortization, and the impact of the capital structure from its operating results. However, because EBITDAre and Adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements, their utilization as a cash flow measurement is limited.

Fee Related Earnings (“FRE”): The Company calculates FRE for its investment management business within the digital segment as base management fees, other service fee income, and other income inclusive of cost reimbursements, less compensation expense (excluding equity-based compensation), administrative expenses (excluding fund raising placement agent fee expenses), and other operating expenses related to the investment management business. The Company uses FRE as a supplemental performance measure as it may provide additional insight into the profitability of the overall digital investment management business. FRE is presented prior to the deduction for Wafra's 31.5% interest.

NOI: NOI for our real estate segments represents total property and related income less property operating expenses, adjusted for the effects of (i) straight-line rental income adjustments; (ii) amortization of acquired above- and below-market lease adjustments to rental income; and (iii) other items such as adjustments for the Company’s share of NOI of unconsolidated ventures.

The Company believes that NOI is a useful measure of operating performance of its respective real estate portfolios as it is more closely linked to the direct results of operations at the property level. NOI also reflects actual rents received during the period after adjusting for the effects of straight-line rents and amortization of above- and below- market leases; therefore, a comparison of NOI across periods better reflects the trend in occupancy rates and rental rates of the Company’s properties.

NOI excludes historical cost depreciation and amortization, which are based on different useful life estimates depending on the age of the properties, as well as adjust for the effects of real estate impairment and gains or losses on sales of depreciated properties, which eliminate differences arising from investment and disposition decisions. This allows for comparability of operating performance of the Company’s properties period over period and also against the results of other equity REITs in the same sectors. Additionally, by excluding corporate level expenses or benefits such as interest expense, any gain or loss on early extinguishment of debt and income taxes, which are incurred by the parent entity and are not directly linked to the operating performance of the Company’s properties, NOI provides a measure of operating performance independent of the Company’s capital structure and indebtedness. However, the exclusion of these items as well as others, such as capital expenditures and leasing costs, which are necessary to maintain the operating performance of the Company’s properties, and transaction costs and administrative costs, may limit the usefulness of NOI. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness. NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance.

Pro-rata: The Company presents pro-rata financial information, which is not, and is not intended to be, a presentation in accordance with GAAP. The Company computes pro-rata financial information by applying its economic interest to each financial statement line item on an investment-by-investment basis. Similarly, noncontrolling interests’ share of assets, liabilities, profits and losses was computed by applying noncontrolling interests’ economic interest to each financial statement line item. The Company provides pro-rata financial information because it may assist investors and analysts in estimating the Company’s economic interest in its investments. However, pro-rata financial information as an analytical tool has limitations. Other equity REITs may not calculate their pro-rata information in the same methodology, and accordingly, the Company’s pro-rata information may not be comparable to such other REITs' pro-rata information. As such, the pro-rata financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP, but may be used as a supplement to financial information as reported under GAAP.

Tenant/operator provided information: The information related to the Company’s tenants/operators that is provided in this presentation has been provided by, or derived from information provided by, such tenants/operators. The Company has not independently verified this information and has no reason to believe that such information is inaccurate in any material respect. The Company is providing this data for informational purposes only.

Colony Capital | Supplemental Financial Report

Note Regarding CLNY Reportable Segments / Consolidated and OP Share of Consolidated Amounts

This presentation includes supplemental financial information for the following segments: Digital Investment Management, Digital Operating, Digital Other, Wellness Infrastructure and Other.

Digital Investment Management
This business encompasses the investment and stewardship of third party capital in digital infrastructure and real estate. The Company's flagship opportunistic strategy is conducted through DCP I, DCP II and separately capitalized vehicles while other strategies, including digital credit and public equities, will be or are conducted through other investment vehicles. The Company earns management fees, generally based on the amount of assets or capital managed in investment vehicles, and have the potential to earn carried interest based on the performance of such investment vehicles subject to achievement of minimum return hurdles.

Digital Operating
This business is composed of balance sheet equity interests in digital infrastructure and real estate operating companies, which generally earns rental income from providing use of space and/or capacity in or on digital assets through leases, services and other agreements. The Company currently owns interests in two companies, DataBank's enterprise data centers, including zColo, and Vantage stabilized hyperscale data centers ("Vantage SDC"), which are also portfolio companies under Digital IM for the equity interests owned by third party capital.

Digital Other
This segment is composed of equity interests in digital investment vehicles, the largest of which is the Company’s investments and commitments to DCP I and DCP II. This segment also includes the Company’s investment and commitment to the digital liquid strategies and seed investments for future digital investment vehicles.

Wellness Infrastructure
This segment is composed of a diverse portfolio of senior housing, skilled nursing facilities, medical office buildings, and hospitals. The Company earns rental income from senior housing, skilled nursing facilities and hospital assets that are under net leases to single tenants/operators and from medical office buildings which are both single tenant and multi-tenant. In addition, certain of the Company's senior housing properties are managed by operators under a RIDEA (REIT Investment Diversification and Empowerment Act) structure, which allows the Company to gain financial exposure to underlying operations of the facility in a tax efficient manner versus receiving contractual rent under a net lease arrangement.

Other
This segment is composed of other equity and debt investments ("OED") and non-digital investment management business ("Other IM"). OED encompasses a diversified group of non-digital real estate and real estate-related equity and debt investments, including shares in Colony Credit Real Estate, Inc ("CLNC"), other real estate equity and debt investments and other real estate related securities, among other holdings. Over time, the Company expects to monetize the bulk of its OED portfolio as it completes its digital evolution. Other IM, which is separate from Digital IM, encompasses the Company’s management of private real estate credit funds and related co-investment vehicles, CLNC, and NorthStar Healthcare Income, Inc., a public non-traded healthcare REIT. Many of the investments underlying these vehicles are co-owned by the Company’s balance sheet and categorized under OED. The Company earns management fees, generally based on the amount of assets or capital managed, and contractual incentive fees or potential carried interest based on the performance of the investment vehicles managed subject to achievement of minimum return hurdles.

Discontinued Operations
In September 2020, the Company entered into a definitive agreement to sell five of the six hotel portfolios in its Hospitality segment and its 55% interest in the THL Hotel Portfolio totaling 197 hotel properties. The sixth hotel portfolio is under receivership and the other 45% interest in the THL Hotel Portfolio continues to be held by investment vehicles managed by the Company. Consummation of the sale is subject to customary closing conditions, including but not limited to, acquirer’s assumption of the outstanding mortgage notes encumbering the hotel properties and third-party approvals. In October, the parties amended the sale agreement to address certain payments made by the Company to lenders in order to cure debt default on a portfolio, and, subject to the satisfaction of certain conditions, to provide the Company with a purchase price credit for a portion of such funded amount. The sale is expected to close during the first half of 2021. There can be no assurance that the sale will close in the timeframe contemplated or on the terms anticipated, if at all.
In December 2019, the Company completed the sale of the light industrial portfolio and its related management platform, which represented the vast majority of the former industrial segment. The Company continued to own the bulk industrial assets which it monetized in December 2020. For the fourth quarter 2020, the bulk industrial portfolio was held for sale and presented as discontinued operations on the consolidated statements of operations.

Throughout this presentation, consolidated figures represent the interest of both the Company (and its subsidiary Colony Capital Operating Company or the “CLNY OP”) and noncontrolling interests. Figures labeled as CLNY OP share represent the Company’s pro-rata share.

Colony Capital | Supplemental Financial Report

			Page
VII.	Wellness Infrastructure
	a.	Summary Metrics and Operating Results	22
	b.	Portfolio Overview	23-24
VIII.	Other
	a.	Other Equity and Debt	25-26
	b.	Other Investment Management	27
IX.	Total Company Assets Under Management		28
X.	Appendices
	a.	Definitions	30-31
	b.	Reconciliation of Net Income (Loss) to NOI	32
	c.	Reconciliation of Net Income (Loss) to Digital Investment Management FRE and Reconciliation of Net Income (Loss) to Digital Operating Adjusted EBITDA	33

Colony Capital | Supplemental Financial Report	5

Ia. Financial Overview - Summary Metrics

($ and shares in thousands, except per share data and as noted; as of or for the three months ended December 31, 2020, unless otherwise noted) (Unaudited)
Financial Data
Net income (loss) attributable to common stockholders	$(140,575)
Net income (loss) attributable to common stockholders per basic share	(0.30)
Core FFO	(51,731)
Core FFO per basic share	(0.10)
Core FFO excluding gains/losses	18,197
Core FFO excluding gains/losses per basic share	0.03

Balance Sheet, Capitalization and Trading Statistics
Total consolidated assets	$20,200,560
CLNY OP share of consolidated assets	10,119,834
Total consolidated debt(1)	7,931,458
CLNY OP share of consolidated debt(1)	3,853,642
Shares and OP units outstanding as of December 31, 2020(2)	535,217
Shares and OP units outstanding as of February 22, 2021(2)	535,277
Liquidation preference of perpetual preferred equity	1,033,750
Insider ownership of shares and OP units as of February 22, 2021	9.4%
Digital Assets Under Management ("AUM")	$30.0 billion
Digital Fee Earning Equity Under Management ("FEEUM")	$12.8 billion
Total Company AUM	$52.0 billion
Total Company FEEUM	$20.0 billion

Notes:
In evaluating the information presented throughout this presentation see the appendices to this presentation for definitions and reconciliations of non-GAAP financial measures to GAAP measures.
(1)    Represents principal balance and excludes debt issuance costs, discounts and premiums. Excludes $3.5 billion consolidated, or $3.0 billion CLNY OP share, of Hospitality and THL portfolio debt.
(2)     Shares and OP units outstanding include all vested and unvested restricted stock, but excludes LTIP units, performance stock units, performance based restricted stock units and Wafra’s warrants, of which the issuance and/or vesting are subject to the performance of the Company's stock price or the achievement of certain Company-specific metrics.

Colony Capital | Supplemental Financial Report	6

Ib. Financial Overview - Summary of Segments

($ in thousands; as of or for the three months ended December 31, 2020, unless otherwise noted)	Consolidated amount	CLNY OP share of consolidated amount
Digital Investment Management(1)
Third-party AUM ($ in millions)		$28,577
FEEUM ($ in millions)		12,843
Q4 2020 fee related earnings (FRE)(adjusted)(2)(3)		10,274

Digital Operating
Q4 2020 Adjusted EBITDA(4)(5)	60,537	9,623
Investment-level non-recourse financing(6)(7)	3,226,843	528,379

Digital Other
Net carrying value	353,194	254,718

Notes:
(1)    In July 2020, the Company closed on a strategic investment from Wafra for a 31.5% ownership stake in the Digital Investment Management business.
(2)    For a reconciliation of net income/(loss) to FRE, please refer to the appendix to this presentation.
(3)    4Q20 FRE was $4.6 million, or $10.3 million as presented, excluding $5.7 million of a $7.7 million one-time incentive expense primarily for the outperformance of key digital targets, particularly the first closing of DCP II ($2 million of the one-time incentive is reported in the unallocated segment).
(4)    For a reconciliation of net income/(loss) from continuing operations to Adjusted EBITDA, please refer to the appendix to this presentation.
(5)    Includes a partial period of EBITDA for zColo which was acquired by DataBank on December 14, 2020.
(6)    Represents unpaid principal balance.
(7)    In addition to debt presented, the Digital operating segment has $149 million consolidated, or $39 million CLNY OP share, of finance lease obligations, which represents the present value of payments on leases classified as finance leases, in the Other Liabilities line item on the Company’s Balance Sheet.

Colony Capital | Supplemental Financial Report	7

Ib. Financial Overview - Summary of Segments (cont’d)

($ in thousands except as noted; as of or for the three months ended December 31, 2020, unless otherwise noted)	Consolidated amount	CLNY OP share of consolidated amount
Wellness Infrastructure
Q4 2020 net operating income(1)(2)	$65,640	$46,485
Investment-level non-recourse financing(3)	2,733,133	1,934,540

Other
Other Equity & Debt ("OED")
Assets(4)	$4,807,301	$2,328,106
Debt(3)(4)	1,961,784	1,004,289
Equity	$2,845,517	$1,323,817
Other Investment Management
Third-party AUM ($ in millions)		13,441
FEEUM ($ in millions)		7,151
Q4 2020 fee revenue		22,600

Unallocated Segment & Corporate Net Assets
Cash and cash equivalents, restricted cash and other assets	$640,835	$640,835
Accrued and other liabilities and dividends payable	214,392	214,392
Net assets	$426,443	$426,443

Notes:
(1)    NOI includes $1.0 million consolidated or $0.7 million CLNY OP share of interest earned related to $47 million consolidated or $33 million CLNY OP share carrying value of healthcare real estate loans. This interest income is in the Interest Income line item on the Company’s Statement of Operations.
(2)    For a reconciliation of net income/(loss) from continuing operations to NOI, please refer to the appendix to this presentation.
(3)    Represents unpaid principal balance.
(4)    Includes all components related to real estate assets, including tangible real estate and lease-related intangibles, and assets and liabilities classified as held for sale on the Company’s financial statements. Includes
THL hotel portfolio assets of $887 million consolidated, or $494 million CLNY OP share, and debt of $848 million consolidated, or $472 million CLNY OP share. The THL hotel portfolio was classified as held for sale and presented under discontinued operations for the fourth quarter 2020.

Colony Capital | Supplemental Financial Report	8

IIa. Financial Results - Consolidated Balance Sheet

($ in thousands, except per share data)	As of December 31, 2020
Assets
Cash and cash equivalents	$703,544
Restricted cash	161,919
Real estate, net	8,727,920
Loans receivable	1,295,337
Equity and debt investments	1,737,479
Goodwill	842,929
Deferred leasing costs and intangible assets, net	1,524,968
Assets held for disposition	4,105,801
Other assets	1,017,119
Due from affiliates	83,544
Total assets	$20,200,560
Liabilities
Debt, net	$7,789,738
Accrued and other liabilities	1,310,100
Intangible liabilities, net	94,196
Liabilities related to assets held for disposition	3,697,541
Due to affiliates	601
Dividends and distributions payable	18,516
Total liabilities	12,910,692
Commitments and contingencies
Redeemable noncontrolling interests	305,278
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value per share; $1,033,750 liquidation preference; 250,000 shares authorized; 41,350 shares issued and outstanding	999,490
Common stock, $0.01 par value per share
Class A, 949,000 shares authorized; 483,406 shares issued and outstanding	4,834
Class B, 1,000 shares authorized; 734 shares issued and outstanding	7
Additional paid-in capital	7,570,473
Accumulated deficit	(6,195,456)
Accumulated other comprehensive income	122,123
Total stockholders’ equity	2,501,471
Noncontrolling interests in investment entities	4,327,372
Noncontrolling interests in Operating Company	155,747
Total equity	6,984,590
Total liabilities, redeemable noncontrolling interests and equity	$20,200,560

Colony Capital | Supplemental Financial Report	9

IIb. Financial Results - Noncontrolling Interests’ Share Balance Sheet

($ in thousands, except per share data) (unaudited)	As of December 31, 2020
Assets
Cash and cash equivalents	$206,086
Restricted cash	93,499
Real estate, net	5,352,394
Loans receivable	616,267
Equity and debt investments	657,715
Goodwill	456,477
Deferred leasing costs and intangible assets, net	1,096,586
Assets held for disposition	848,142
Other assets	753,560
Total assets	$10,080,726
Liabilities
Debt, net	$4,017,519
Accrued and other liabilities	753,611
Intangible liabilities, net	50,263
Liabilities related to assets held for disposition	626,683
Total liabilities	5,448,076
Commitments and contingencies
Redeemable noncontrolling interests	305,278
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value per share; $1,033,750 liquidation preference; 250,000 shares authorized; 41,350 shares issued and outstanding	—
Common stock, $0.01 par value per share
Class A, 949,000 shares authorized; 483,406 shares issued and outstanding	—
Class B, 1,000 shares authorized; 734 shares issued and outstanding	—
Additional paid-in capital	—
Accumulated deficit	—
Accumulated other comprehensive income	—
Total stockholders’ equity	—
Noncontrolling interests in investment entities	4,327,372
Noncontrolling interests in Operating Company	—
Total equity	4,327,372
Total liabilities, redeemable noncontrolling interests and equity	$10,080,726

Colony Capital | Supplemental Financial Report	10

IIc. Financial Results - Consolidated Segment Operating Results

	Three Months Ended December 31, 2020
($ in thousands) (unaudited)	Digital Investment Management	Digital Operating	Digital Other	Wellness Infrastructure	Other	Discontinued Operations	Amounts not allocated to segments	Total
Revenues
Property operating income	$—	$127,211	$29	$118,475	$23,788	$—	$—	$269,503
Interest income	1	80	1,344	969	7,400	—	617	10,411
Fee income	24,191	—	—	—	22,600	—	—	46,791
Other income	183	255	1,228	1,677	8,545	—	251	12,139
Total revenues	24,375	127,546	2,601	121,121	62,333	—	868	338,844
Expenses
Property operating expense	—	47,224	105	50,579	16,255	—	—	114,163
Interest expense	—	41,815	—	31,307	11,059	—	12,326	96,507
Investment and servicing expense	204	3,209	913	1,833	8,371	—	102	14,632
Transaction costs	—	—	—	462	491	—	1,207	2,160
Depreciation and amortization	6,421	78,554	—	31,911	12,294	—	658	129,838
Impairment loss	—	—	—	4,263	15,876	—	8,950	29,089
Compensation expense
Cash and equity-based compensation	19,007	11,326	—	2,817	17,859	—	26,737	77,746
Carried interest and incentive compensation	994	—	—	—	—	—	—	994
Administrative expenses	3,512	5,087	295	1,057	12,153	—	12,860	34,964
Total expenses	30,138	187,215	1,313	124,229	94,358	—	62,840	500,093
Other income (loss)
Gain on sale of real estate assets	—	—	—	(11)	1,939	—	—	1,928
Other gain (loss), net	102	(200)	7,385	5,508	(11,418)	—	(13,141)	(11,764)
Equity method earnings (loss)	117	—	9,901	—	(146,027)	—	—	(136,009)
Equity method earnings (loss) - carried interest	6,627	—	—	—	—	—	—	6,627
Income (loss) before income taxes	1,083	(59,869)	18,574	2,389	(187,531)	—	(75,113)	(300,467)
Income tax benefit (expense)	757	6,967	1,214	(1,844)	6,191	—	—	13,285
Income (loss) from continuing operations	1,840	(52,902)	19,788	545	(181,340)	—	(75,113)	(287,182)
Income (loss) from discontinued operations	—	—	—	—	(6,648)	(12,300)	—	(18,948)
Net income (loss)	1,840	(52,902)	19,788	545	(187,988)	(12,300)	(75,113)	(306,130)
Net income (loss) attributable to noncontrolling interests:
Redeemable noncontrolling interests	(6,824)	—	9,756	—	—	—	—	2,932
Investment entities	4,670	(44,694)	—	7,817	(152,440)	13,055	—	(171,592)
Operating Company	395	(808)	988	(718)	(3,514)	(2,504)	(9,250)	(15,411)
Net income (loss) attributable to Colony Capital, Inc.	3,599	(7,400)	9,044	(6,554)	(32,034)	(22,851)	(65,863)	(122,059)
Preferred stock dividends	—	—	—	—	—	—	18,516	18,516
Net income (loss) attributable to common stockholders	$3,599	$(7,400)	$9,044	$(6,554)	$(32,034)	$(22,851)	$(84,379)	$(140,575)

Colony Capital | Supplemental Financial Report	11

IId. Financial Results - Noncontrolling Interests’ Share Segment Operating Results

	Three Months Ended December 31, 2020
($ in thousands) (unaudited)	Digital Investment Management	Digital Operating	Digital Other	Wellness Infrastructure	Other	Discontinued Operations	Amounts not allocated to segments	Total
Revenues
Property operating income	$—	$106,227	$—	$35,038	$15,595	$—	$—	$156,860
Interest income	—	64	6	294	3,609	—	—	3,973
Fee income	7,790	—	—	—	18	—	—	7,808
Other income	58	221	579	570	—	—	—	1,428
Total revenues	7,848	106,512	585	35,902	19,222	—	—	170,069
Expenses
Property operating expense	—	39,305	—	15,206	9,815	—	—	64,326
Interest expense	—	35,521	—	9,032	6,797	—	—	51,350
Investment and servicing expense	64	2,867	—	537	2,959	—	—	6,427
Transaction costs	—	—	—	—	—	—	—	—
Depreciation and amortization	2,019	65,881	—	9,390	7,303	—	—	84,593
Impairment loss	—	—	—	1,285	9,269	—	—	10,554
Compensation expense
Cash and equity-based compensation	4,756	9,010	—	—	1,471	—	—	15,237
Carried interest and incentive compensation	313	—	—	—	—	—	—	313
Administrative expenses	666	4,010	216	226	1,871	—	—	6,989
Total expenses	7,818	156,594	216	35,676	39,485	—	—	239,789
Other income (loss)
Gain on sale of real estate assets	—	—	—	(2)	1,287	—	—	1,285
Other gain (loss), net	(38)	(173)	9,387	1,672	(4,787)	—	—	6,061
Equity method earnings (loss)	32	—	—	—	(126,698)	—	—	(126,666)
Equity method earnings (loss) - carried interest	5,265	—	—	—	—	—	—	5,265
Income (loss) before income taxes	5,289	(50,255)	9,756	1,896	(150,461)	—	—	(183,775)
Income tax benefit (expense)	(35)	5,561	—	(556)	965	—	—	5,935
Net income (loss)	5,254	(44,694)	9,756	1,340	(149,496)	—	—	(177,840)
Income (loss) from discontinued operations	—	—	—	—	(2,944)	13,055	—	10,111
Non-pro rata allocation of income (loss) to NCI	(7,408)	—	—	6,477	—	—	—	(931)
Net income (loss) attributable to noncontrolling interests	$(2,154)	$(44,694)	$9,756	$7,817	$(152,440)	$13,055	$—	$(168,660)

Colony Capital | Supplemental Financial Report	12

IIe. Financial Results - Segment Reconciliation of Net Income to FFO & Core FFO

	OP pro rata share by segment								Amounts attributable to noncontrolling interests	CLNY consolidated as reported
($ in thousands; for the three months ended December 31 ,2020; and unaudited)	Digital IM	Digital Operating	Digital Other	Wellness Infrastructure	Other	Discontinued Operations	Amounts not allocated to segments	Total OP pro rata share
Net income (loss) attributable to common stockholders	$3,599	$(7,400)	$9,044	$(6,554)	$(28,692)	$(26,193)	$(84,379)	$(140,575)	$—	$(140,575)
Net income (loss) attributable to noncontrolling common interests in Operating Company	395	(808)	988	(718)	(3,151)	(2,867)	(9,250)	(15,411)	—	(15,411)
Net income (loss) attributable to common interests in Operating Company and common stockholders	3,994	(8,208)	10,032	(7,272)	(31,843)	(29,060)	(93,629)	(155,986)	—	(155,986)

Adjustments for FFO:
Real estate depreciation and amortization	—	12,030	—	27,295	7,926	7,917	—	55,168	81,077	136,245
Impairment of real estate	—	—	—	2,978	6,635	8,690	—	18,303	13,062	31,365
Gain from sales of real estate	—	—	—	8	(725)	(11,584)	—	(12,301)	(14,265)	(26,566)
Less: Adjustments attributable to noncontrolling interests in investment entities	—	—	—	—	—	—	—	—	(79,874)	(79,874)
FFO	$3,994	$3,822	$10,032	$23,009	$(18,007)	$(24,037)	$(93,629)	$(94,816)	$—	$(94,816)

Additional adjustments for Core FFO:
Gains and losses from sales of depreciable real estate within the Other segment, net of depreciation, amortization and impairment previously adjusted for FFO(1)	—	—	—	—	(9,696)	—	—	(9,696)	(31,405)	(41,101)
Gains and losses from sales of investment management businesses and impairment write-downs associated investment management	(221)	—	—	—	6,700	—	—	6,479	(15)	6,464
CLNC Distributable Earnings adjustments(2)	—	—	—	—	(31,473)	—	—	(31,473)	—	(31,473)
Equity-based compensation expense	554	146	—	562	1,490	183	5,076	8,011	678	8,689
Straight-line rent revenue and expense	(2)	(369)	—	(1,895)	170	(96)	(353)	(2,545)	(3,859)	(6,404)
Amortization of acquired above- and below-market lease values, net	—	134	—	(1,528)	(1)	(5)	—	(1,400)	176	(1,224)
Debt prepayment penalties and amortization of deferred financing costs and debt premiums and discounts	—	2,222	(72)	1,813	153	2,464	2,114	8,694	16,323	25,017
Unrealized fair value losses on interest rate and foreign currency hedges, and foreign currency remeasurements	—	12	30	(3,873)	3,954	—	—	123	(1,588)	(1,465)
Acquisition and merger-related transaction costs	—	—	—	462	602	—	1,208	2,272	—	2,272
Restructuring and merger integration costs(3)	3	—	—	—	667	—	32,502	33,172	2	33,174
Amortization and impairment of investment management intangibles	(2,868)	—	—	—	1,934	—	—	(934)	9,249	8,315
Non-real estate fixed asset depreciation, amortization and impairment	40	642	—	—	20	—	9,608	10,310	2,555	12,865
Tax effect of Core FFO adjustments, net	(480)	276	—	—	377	—	(1,592)	(1,419)	1,102	(317)
Less: Adjustments attributable to noncontrolling interests in investment entities	—	—	—	—	—	—	—	—	6,782	6,782
Less: Core FFO from discontinued operations	—	—	—	—	—	21,491	—	21,491	—	21,491
Core FFO	$1,020	$6,885	$9,990	$18,550	$(43,110)	$—	$(45,066)	$(51,731)	$—	$(51,731)
Less: Core FFO (gains) losses	—	—	—	—	69,928	—	—	69,928	—	69,928
Core FFO ex-gains/losses attributable to common interests in Operating Company and common stockholders	$1,020	$6,885	$9,990	$18,550	$26,818	$—	$(45,066)	$18,197	$—	$18,197

Notes:
(1)    Net of $43.1 million consolidated or $10.4 million CLNY OP share of depreciation, amortization and impairment charges previously adjusted to calculate FFO.
(2)    Represents adjustments to align the Company’s Core FFO with CLNC’s definition of Distributable Earnings (previously referred to as Core Earnings) to reflect the Company’s percentage interest in CLNC's earnings.
(3)    Restructuring and merger integration costs primarily represent costs and charges incurred as a result of corporate restructuring and reorganization to implement the digital evolution. These costs and charges include severance, retention, relocation, transition, shareholder settlement and other related restructuring costs, which are not reflective of the Company’s core operating performance and the Company does not expect to incur these costs subsequent to the completion of the digital transformation.

Colony Capital | Supplemental Financial Report	13

IIIa. Capitalization - Overview

($ in thousands; as of December 31, 2020, unless otherwise noted)	Consolidated amount	CLNY OP share of consolidated amount	Wtd. avg. years remaining to maturity(1)	Wtd. avg. interest rate(2)

Debt (UPB)
Non-recourse debt:
Digital Operating	$3,226,843	$528,379	4.4	5.9%
Wellness Infrastructure	2,733,133	1,934,540	3.4	4.1%
Other	1,113,443	532,684	2.2	3.9%
Trust Preferred Securities ("TruPS")(3)	280,117	280,117	15.4	3.1%	(4)
Total non-recourse debt(5)	7,353,536	3,275,720

Corporate debt:
$450 million revolving credit facility	—	—	N/A	N/A
Convertible/exchangeable senior notes(6)(7)	545,107	545,107	3.6	5.4%
Other corporate debt(7)	32,815	32,815	0.1	5.0%
Total corporate debt	577,922	577,922

Total debt(5)	$7,931,458	$3,853,642

Non-recourse debt - Fixed / Floating summary
Fixed	$3,401,895	$1,284,137
Floating	4,529,563	2,569,505
Total non-recourse debt	$7,931,458	$3,853,642

Perpetual preferred stock, redemption value
Total perpetual preferred stock		$1,033,750

Notes:
(1)    Weighted Average Years Remaining to Maturity is based on initial maturity dates or extended maturity dates if the criteria to extend have been met as of February 22, 2021, the latest practicable date that the information was available, and the extension option is at the Company’s discretion.
(2)    Based on 1-month LIBOR of 0.14% and 3-month LIBOR of 0.24% for floating rate debt.
(3)    Includes the TruPS, which were issued by trusts of which the sole assets are junior subordinated notes issued by NRF Holdco, LLC. NRF Holdco, LLC is a subsidiary of the Company and owns the Wellness Infrastructure segment, the Hospitality portfolio, as well as certain OED. The Company is neither an obligor nor guarantor on the junior subordinated debt or TruPS.
(4)    Based on 3-month LIBOR plus rates between 2.50% to 3.25%.
(5)    During the third quarter 2020, the Company entered into definitive agreement to sell all but one hospitality portfolio, which is under receivership. These assets are presented under discontinued operations for the fourth quarter 2020 and the related $3.5 billion consolidated, or $3.0 billion CLNY OP share, of Hospitality and THL portfolio debt is excluded from above presentation.
(6)    The 5.375% exchangeable senior notes is an obligation of NRF Holdco, LLC as the issuer, a subsidiary of the Company.
(7)    In January 2021, the Company fully repaid the remaining $32 million of 3.875% convertible senior notes and repaid $33 million of other corporate debt.

Colony Capital | Supplemental Financial Report	14

IIIb. Capitalization - Revolving Credit Facility

($ in thousands, except as noted; as of December 31, 2020)
Revolving credit facility
Maximum principal amount(1)	$450,000
Amount outstanding	—
Current maturity(1)	July 11, 2021
Fully-extended maturity	January 10, 2022
Interest rate	LIBOR + 2.50%

Financial covenants as defined in the Credit Agreement(2):	Covenant level
Consolidated Tangible Net Worth	Minimum $1,740 million
Consolidated Fixed Charge Coverage Ratio(3)	Minimum 1.30 to 1.00
Interest Coverage Ratio(4)	Minimum 3.00 to 1.00
Consolidated Leverage Ratio	Maximum 0.65 to 1.00

Company status: As of December 31, 2020, CLNY is meeting all required covenant threshold levels.

Notes:
(1)    In December 2020, the Company reduced the revolver capacity from $500 million to $450 million and exercised its first six-month option to extend the maturity to July 11, 2021 with one six-month extension option remaining.
(2)    The Company's credit agreement allows for the exclusion of the assets, debt, fixed charges and earnings of investments with non-recourse debt at the Company's election.
(3)    The borrowing base is discounted by 10% at a Fixed Charge Coverage Ratio between 1.30 and 1.50 to 1.00.
(4)    Interest Coverage Ratio represents the ratio of the sum of (1) earnings from borrowing base assets and (2) certain investment management earnings divided by the greater of (a) actual interest expense on the revolving credit facility and (b) the average balance of the facility multiplied by 7.0% for the applicable quarter.

Colony Capital | Supplemental Financial Report	15

IIIc. Capitalization - Convertible/Exchangeable Notes & Perpetual Preferred Stock

($ in thousands; except per share data; as of December 31, 2020, unless otherwise noted)
Convertible/exchangeable debt
Description	Outstanding principal	Final due date(1)	Interest rate	Conversion price (per share of common stock)	Conversion ratio	Conversion shares
5.75% Exchangeable senior notes	$300,000	July 15, 2025	5.75% fixed	$2.30	434.7826	130,435
3.875% Convertible senior notes(2)	31,502	January 15, 2021	3.875% fixed	16.57	60.3431	1,901
5.0% Convertible senior notes	200,000	April 15, 2023	5.00% fixed	15.76	63.4700	12,694
5.375% Exchangeable senior notes(3)	13,605	June 15, 2033	5.375% fixed	12.04	83.0837	1,130
Total convertible debt	$545,107

Perpetual preferred stock
Description	Liquidation preference	Shares outstanding (In thousands)	Callable period
Series G 7.5% cumulative redeemable perpetual preferred stock	$86,250	3,450	Callable
Series H 7.125% cumulative redeemable perpetual preferred stock	287,500	11,500	Callable
Series I 7.15% cumulative redeemable perpetual preferred stock	345,000	13,800	On or after June 5, 2022
Series J 7.125% cumulative redeemable perpetual preferred stock	315,000	12,600	On or after September 22, 2022
Total preferred stock	$1,033,750	41,350

Notes:
(1)    Callable at principal amount only if CLNY common stock has traded at least 130% of the conversion price for 20 of 30 consecutive trading days: on or after July 21, 2023, for the 5.75% exchangeable senior notes; on or after January 22, 2019, for the 3.875% convertible senior notes; on or after April 22, 2020, for the 5.0% convertible senior notes; and on or after June 15, 2020, for the 5.375% exchangeable senior notes.
(2)    In January 2021, the Company fully repaid the remaining $32 million of 3.875% convertible senior notes.
(3)    The 5.375% exchangeable senior notes is an obligation of NRF Holdco, LLC as the issuer, a subsidiary of the Company.

Colony Capital | Supplemental Financial Report	16

IIId. Capitalization - Debt Maturity and Amortization Schedules

($ in thousands; as of December 31, 2020)	Payments due by period(1)
Consolidated debt	2021		2022	2023	2024	2025 and after	Total
Non-recourse debt:
Digital Operating	$9,576		$10,126	$261,285	$971,606	$1,974,250	$3,226,843
Wellness Infrastructure	159,179		320,164	10,859	2,113,612	129,319	2,733,133
Other	472,332		111,559	67,154	394,426	67,972	1,113,443
TruPS(2)	—		—	—	—	280,117	280,117
Corporate debt:
$450 million revolving credit facility	—		—	—	—	—	—
Convertible/exchangeable senior notes(3)	31,502	(4)	—	200,000	—	313,605	545,107
Other corporate debt	32,815	(4)	—	—	—	—	32,815
Total consolidated debt(5)	$705,404		$441,849	$539,298	$3,479,644	$2,765,263	$7,931,458

Pro rata debt	2021		2022	2023	2024	2025 and after	Total
Non-recourse debt:
Digital Operating	$1,578		$1,702	$38,292	$163,062	$323,745	$528,379
Wellness Infrastructure	127,857		225,374	7,614	1,474,605	99,090	1,934,540
Other	321,427		36,219	13,841	93,892	67,305	532,684
TruPS(2)	—		—	—	—	280,117	280,117
Corporate debt:
$450 million revolving credit facility	—		—	—	—	—	—
Convertible/exchangeable senior notes(3)	31,502	(4)	—	200,000	—	313,605	545,107
Other corporate debt	32,815	(4)	—	—	—	—	32,815
Total pro rata debt(5)	$515,179		$263,295	$259,747	$1,731,559	$1,083,862	$3,853,642

Notes:
(1)    Weighted Average Years Remaining to Maturity is based on initial maturity dates or extended maturity dates if the criteria to extend have been met as of February 22, 2021, the latest practicable date that the information was available, and the extension option is at the Company’s discretion.
(2)    Includes the TruPS, which were issued by trusts of which the sole assets are junior subordinated notes issued by NRF Holdco, LLC. NRF Holdco, LLC is a subsidiary of the Company and owns the Wellness Infrastructure segment, the Hospitality portfolio, as well as certain OED. The Company is neither an obligor nor guarantor on the junior subordinated debt or TruPS.
(3)    The 5.375% exchangeable senior notes is an obligation of NRF Holdco, LLC as the issuer, a subsidiary of the Company.
(4)    In January 2021, the Company fully repaid the remaining $32 million of 3.875% convertible senior notes and repaid $33 million of other corporate debt.
(5)    During the third quarter 2020, the Company entered into definitive agreement to sell all but one hospitality portfolio, which is under receivership. These assets are presented under discontinued operations for the fourth quarter 2020 and the related $3.5 billion consolidated, or $3.0 billion CLNY OP share, of Hospitality and THL portfolio debt is excluded from above presentation.

Colony Capital | Supplemental Financial Report	17

IIIe. Capitalization - Structure

Subordinate
Common Stock
$1,034M Preferred Stock (Redemption Value)
Existing Convertible Senior Notes ($232M)
Colony Capital, Inc. (CLNY) REIT
~ 90%
OP Unit Holders
~ 10%
Corporate Debt
$450M Revolving Credit Facility; plus $300M of REIT Exchangeable Senior Notes issued in July 2020; and Other Corporate Debt ($33M)
Colony Capital Operating Company, LLC ("CCOC")
TruPS non-recourse to CLNY or CCOC, but obligation of a subsidiary of CCOC that owns Wellness Infrastructure and other non-core assets
Trust Preferred Securities ("TruPS") ($280M) & 5.375% Exchangeable Notes ($13.6M)
Subsidiaries of CCOC
$3.0Bn Non-Recourse Investment Level Debt
$528M Digital Operating
$1,935M Wellness Infrastructure
$533M Other Equity & Debt

Colony Capital | Supplemental Financial Report	18

IV. Digital Investment Management

Digital Third-party AUM & FEEUM
($ in millions, as of December 31, 2020, unless otherwise noted)	AUM CLNY OP Share	FEEUM CLNY OP Share	Fee Rate
Digital Colony Partners I	$6,089	$3,756	1.2%
Digital Colony Partners II(1)	$3,241	$3,217	1.2%
Separately Capitalized Portfolio Companies	$8,673	$2,719	0.9%
Co-Investment (Sidecar) Capital	$10,131	$2,714	0.5%
Liquid Strategies	$443	$437	0.5%
Digital Investment Management Total	$28,577	$12,843	0.9%

FRE(2)
($ in thousands, unless otherwise noted)			Q4 2020
Fee income(3)			$25,053
Other income			183
Compensation expense—cash(4)			(12,651)
Administrative expenses(5)			(2,311)
FRE (adjusted) Total(6)			$10,274

Notes:
(1)    AUM and FEEUM represents the portion closed as of December 31, 2020 of the total $4.2 billion DCP II first closing.
(2)    For a reconciliation of net income/(loss) to FRE, please refer to the appendix to this presentation.
(3)    Includes $0.9 million of fee income which is eliminated because the Company consolidates certain limited partner interest in its Statement of Operations.
(4)    Excludes $5.7 million of a $7.7 million one-time incentive expense primarily for the outperformance of key digital targets, particularly the first closing of DCP II ($2 million of the one-time incentive is reported in the unallocated segment), and $0.7 million of equity-based compensation expense.
(5)    Excludes $1.2 million of fund raising placement agent fee expense.
(6)    4Q20 FRE was $4.6 million, or $10.3 million as presented, which excludes $5.7 million of a $7.7 million one-time incentive expense primarily for the outperformance of key digital targets.

Colony Capital | Supplemental Financial Report	19

V. Digital Operating

Portfolio Overview	Consolidated amount	CLNY OP share of consolidated amount
($ in thousand, as of December 31, 2020, unless otherwise noted)
Asset(1)	$6,248,162	$1,086,573
Debt(2)(3)	(3,226,843)	(536,231)
Net Carrying Value(4)	$3,021,319	$550,342

Adjusted EBITDA(5)	Q4 2020
($ in thousands, unless otherwise noted)	Consolidated amount	CLNY OP share of consolidated amount

Total revenues	$127,546	$21,013
Property operating expenses	(47,224)	(7,911)
Compensation and administrative expenses	(16,413)	(3,277)
Transaction, investment and servicing costs	(3,209)	(412)
EBITDAre(6):	$60,700	9,413

Straight-line rent expenses and amortization of above- and below-market lease intangibles	(2,607)	(249)
Interest income	(80)	(16)
Compensation expense—equity-based	728	146
Installation services	429	86
Restructuring & integration costs	803	177
Transaction, investment and servicing costs	564	66
Adjusted EBITDA(6):	$60,537	$9,623

Operating Metrics(7)
($ in millions, unless otherwise noted)	12/31/20	12/31/19(8)
Number of Data Centers	32	31
Max Critical I.T. Square Feet	1,138,048	1,082,161
Leased Square Feet	967,879	896,465
% Utilization Rate	85.0%	82.8%
MRR (Annualized)	$442.0	$387.0
Bookings (Annualized)	$6.0	$17.0
Quarterly Churn (% of Prior Quarter MRR)	.9%	1.6%
Notes:
(1)    Includes all components related to real estate assets, including tangible real estate and lease-related intangibles
(2)    Represents unpaid principal balance.
(3)    In addition to debt presented, the Digital operating segment has $149 million consolidated, or $39 million CLNY OP share, of finance lease obligations, which represents the present value of payments on leases classified as finance leases, in the Other Liabilities line item on the Company’s Balance Sheet.
(4)    Subsequent to the fourth quarter 2020, the Company raised additional third-party capital reducing its investment to $145 million and maintaining its 20% ownership interest in DataBank.
(5)    For a reconciliation of net income/(loss) from continuing operations to adjusted EBITDA, please refer to the appendix to this presentation.
(6)    Fourth quarter 2020 Digital Operating segment EBITDAre and Adjusted EBITDA includes a partial quarter of results from zColo, which DataBank acquired on December 14, 2020.
(7)    Operating metrics exclude zColo data given recent acquisition on December 14, 2020 and therefore minimal contribution to the metrics. The metrics do include a full quarter of operating data for DataBank and Vantage SDC given a full quarter of ownership during fourth quarter 2020 and corresponding data is presented for the prior year period for comparative purposes.
(8)    The Company acquired a 20% stake in DataBank in December 2019 and did not have interest in Vantage SDC or zColo in the fourth quarter 2019.

Colony Capital | Supplemental Financial Report	20

VI. Digital Other

Portfolio Overview
($ in thousand, as of December 31, 2020, unless otherwise noted)	Consolidated amount	CLNY OP share of consolidated amount
CLNY's GP Co-investment in DCP I Investments	$171,204	$157,610
Equity interests in digital investment vehicles(1)	181,990	97,108
Net carrying value	$353,194	$254,718

Notes:
(1)    Net of $103 million of derivative liability from Accrued and Other Liabilities.

Colony Capital | Supplemental Financial Report	21

VIIa. Wellness Infrastructure - Summary Metrics and Operating Results

($ in thousands; as of or for the three months ended December 31, 2020, unless otherwise noted)	Consolidated amount	CLNY OP share of consolidated amount
Net operating income
Net operating income:
Senior Housing - Operating	$9,972	$6,963
Medical Office Buildings	13,372	9,312
Triple-Net Lease:
Senior Housing(1)	13,694	9,640
Skilled Nursing Facilities	25,967	18,735
Hospitals	2,635	1,835
Total net operating income	$65,640	$46,485

Portfolio overview	Total number of properties	Capacity	% Occupied(2)	TTM Lease Coverage(3)	WA Remaining Lease Term
Senior Housing - Operating	53	4,756 units	72.8%	N/A	N/A
Medical Office Buildings	106	3.8 million sq. ft.	82.4%	N/A	4.7
Triple-Net Lease:
Senior Housing	65	3,534 units	76.1%	0.9	11.5
Skilled Nursing Facilities	83	9,713 beds	70.5%	1.2	4.0
Hospitals	9	456 beds	64.9%	2.9	9.8
Total	316

Same store financial/operating results related to the segment
	% Occupied(2)		TTM Lease Coverage(3)		NOI
	Q4 2020	Q4 2019	9/30/2020	9/30/2019	Q4 2020	Q4 2019	% Change
Senior Housing - Operating	72.8%	82.5%	N/A	N/A	$9,972	$14,130	(29.4)%
Medical Office Buildings	82.4%	82.2%	N/A	N/A	13,372	13,855	(3.5)%
Triple-Net Lease:
Senior Housing	76.1%	84.9%	0.9x	1.1x	13,688	13,497	1.4%
Skilled Nursing Facilities	70.5%	83.5%	1.2x	1.0x	22,050	22,823	(3.4)%
Hospitals	64.9%	64.6%	2.9x	1.9x	2,635	4,263	(38.2)%
Total					$61,717	$68,568	(10.0)%

Notes:
(1)    NOI includes $1.0 million consolidated or $0.7 million CLNY OP share of interest earned related to $47 million consolidated or $33 million CLNY OP share carrying value of healthcare real estate loans. This interest income is in the Interest Income line item on the Company’s Statement of Operations. For a reconciliation of net income/(loss) attributable to common stockholders to NOI, please refer to the appendix to this presentation.
(2)    Occupancy % for Senior Housing - Operating represents average of the presented quarter, MOB’s is as of last day in the quarter and Triple-Net Lease represents average of the prior quarter. Occupancy represents real estate property operator’s patient/resident occupancy for all types except MOB.
(3)    Represents the ratio of the tenant's/operator's EBITDAR to cash rent payable to the Company's Wellness Infrastructure segment on a trailing twelve month basis and as of the prior quarter due to timing of data availability from tenant/operators. Refer to Important Notes Regarding Non-GAAP Financial Measures and Definitions pages in this presentation for additional information regarding the use of tenant/operator EBITDAR.

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VIIb. Wellness Infrastructure - Portfolio Overview

(As of or for the three months ended December 31, 2020, unless otherwise noted)
Triple-Net Lease Coverage(1)		% of Triple-Net Lease TTM NOI as of September 30, 2020
TTM Lease Coverage	# of Leases	Senior Housing	Skilled Nursing Facilities & Hospitals	% Triple-Net Lease NOI	WA Remaining Lease Term
Less than 0.99x	4	31%	15%	46%	11 yrs
1.00x - 1.09x	—	—%	—%	—%	—
1.10x - 1.19x	4	5%	25%	30%	5 yrs
1.20x - 1.29x	—	—%	—%	—%	—
1.30x - 1.39x	1	—%	4%	4%	4 yrs
1.40x - 1.49x	—	—%	—%	—%	—
1.50x and greater	8	—%	20%	20%	2 yrs
Total / W.A.	17	36%	64%	100%	7 yrs

Revenue Mix(2)	September 30, 2020 TTM
	Private Pay	Medicare	Medicaid
Senior Housing - Operating	84%	3%	13%
Medical Office Buildings	100%	—%	—%
Triple-Net Lease:
Senior Housing	60%	—%	40%
Skilled Nursing Facilities	24%	23%	53%
Hospitals	34%	55%	11%
W.A.	56%	12%	32%

Notes:
(1)    Represents the ratio of the tenant's/operator's EBITDAR to cash rent payable to the Company's Wellness Infrastructure segment on a trailing twelve month basis and due to timing of availability of data tenants/operators provide information from prior quarter. Refer to Important Notes Regarding Non-GAAP Financial Measures and Definitions pages in this presentation for additional information regarding the use of tenant/operator EBITDAR. Represents leases with EBITDAR coverage in each listed range. Excludes interest income associated with triple-net lease senior housing type and rental income from certain hospital properties.
(2)    Revenue mix represents percentage of revenues derived from private, Medicare and Medicaid payor sources and as of the prior quarter due to timing of data availability from tenant/operators. The payor source percentages for the hospital category excludes two operating partners, who do not track or report payor source data and totals approximately one-third of NOI in the hospital category. Overall percentages are weighted by NOI exposure in each category.

Colony Capital | Supplemental Financial Report	23

VIIb. Wellness Infrastructure - Portfolio Overview (cont’d)

($ in thousands; as of or for the three months ended December 31, 2020, unless otherwise noted)
Top 10 Geographic Locations by NOI
	Number of properties	NOI
United Kingdom	46	$10,956
Indiana	55	7,413
Illinois	14	6,553
Florida	25	6,319
Pennsylvania	8	5,069
Ohio	8	4,670
Georgia	20	4,413
Oregon	31	3,802
Texas	28	2,753
Washington	9	1,546
Total	244	$53,494

Top 10 Operators/Tenants by NOI
	Property Type/Primary Segment	Number of properties	NOI	% Occupied	TTM Lease Coverage	WA Remaining Lease Term
Caring Homes (U.K.)(1)	Sr. Housing / NNN	46	$10,956	73.9%	1.2x	14 yrs
Senior Lifestyle	Sr. Housing / RIDEA	30	9,042	71.8%	N/A	N/A
Sentosa	SNF / NNN	8	5,069	69.4%	0.6x	7 yrs
Wellington Healthcare	SNF / NNN	10	4,013	73.2%	1.2x	6 yrs
Millers	SNF / NNN	28	3,990	66.0%	2.0x	N/A
Opis	SNF / NNN	11	2,952	63.2%	1.1x	3 yrs
Consulate	SNF / NNN	10	2,625	79.9%	1.1x	7 yrs
Frontier(2)	Sr. Housing / NNN / RIDEA	20	2,412	91.9%	1.1x	2 yrs
Landmark	Hospital	5	1,862	74.5%	2.6x	13 yrs
WW Healthcare	SNF / NNN	5	1,372	65.3%	1.4x	4 yrs
Total		173	$44,293

(1)    Excludes lease (EBITDAR) coverage from additional collateral provided by the operator which was sold in Q4 2020. Lease (EBITDAR) coverage does not include additional cash collateral received from the sale.
(2)    NNN primary segment operating metrics presented, RIDEA segment % occupied was 75.6%.

Colony Capital | Supplemental Financial Report	24

VIIIa. Other Equity and Debt

					CLNY OP Share
					Depreciated Carrying Value
($ in millions)					12/31/2020
Investment	Investment Type	Property Type	Geography	CLNY Ownership %(1)	Assets(2)	Equity(2)	% of Total Equity
Colony Credit Real Estate, Inc. (CLNC)	Public Company Common Shares	Various	Various	36%	$385.2	$385.2	29%
Tolka Irish NPL Portfolio	Non-Performing First Mortgage Loans	Primarily Office	Ireland	100%	404.6	173.4	13%
Ronan CRE Portfolio Loan	Mezzanine Loan	Office, Residential, Mixed-Use	Ireland / France	50%	70.3	70.3	5%
Spencer Dock Loan	Mezzanine Loan with Profit Participation	Office, Hospitality & Residential	Ireland	20%	52.5	52.5	4%
McKillin Portfolio Loan	Debt Financing	Office and Personal Guarantee	Primarily US and UK	96%	51.5	51.5	4%
France & Spain CRE Portfolio	Real Estate Equity	Primarily Office & Hospitality	France & Spain	33%	123.3	48.4	4%
Maranatha French Hotel Portfolio	Real Estate Equity	Hospitality	France	44%	47.9	47.2	4%
Albertsons	Equity	Grocery Stores	Nationwide	n/a	41.2	41.2	3%
AccorInvest	Real Estate Equity	Hospitality	Primarily Europe	1%	37.7	37.7	3%
Dublin Docklands	Senior Loan with Profit Participation	Office & Residential	Ireland	15%	32.5	32.5	2%
Remaining OED (>35 Investments)	Various	Various	Various	Various	1,081.4	383.9	29%
Total Other Equity and Debt					$2,328.1	$1,323.8	100%

(1)    Ownership % represents CLNY OP’s share of the entire investment accounting for all non-controlling interests including interests managed by the Company and other third parties.
(2)    Beginning in the fourth quarter of 2020, the Company included the net assets of investments, which includes cash and cash equivalents, restricted cash, other assets, and accrued and other liabilities of each investment. For prior periods, net assets of investments were included in the total net assets of the Company presented in the Financial Overview - Summary of Segments section.

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VIIIa. Other Equity and Debt

		12/31/2020 CLNY OP Share
($ in millions)		Depreciated Carrying Value
Investment	CLNY Ownership %(1)	Assets(2)	Equity(2)	% of Total Equity	Description
Colony Credit Real Estate, Inc. (CLNC)	36%	$385.2	$385.2	29%	CLNC is a commercial real estate credit REIT externally managed by the Company with $4.1 billion in at-share assets and $1.7 billion in GAAP book equity value, as of December 31, 2020. The Company owns approximately 48.0 million shares and share equivalents, or 36%, of CLNC.
Tolka Irish NPL Portfolio	100%	404.6	173.4	13%	NPL portfolio backed by seven remaining assets primarily composed of high quality office buildings in prime Irish locations in Greater Dublin. Contract signed post year-end for two buildings, representing 75% of estimated NAV of the portfolio.
Ronan CRE Portfolio Loan	50%	70.3	70.3	5%	EUR 93.8 million junior loan with an 11% coupon (4.5% cash interest and 6.5% PIK interest) and maturity in Jan-22 collateralized by a portfolio of 12 income-producing mixed-use assets and 5 residential and mixed-use development sites primarily in Ireland.
Spencer Dock Loan	20%	52.5	52.5	4%	EUR 222.6 million whole loan (EUR 155.4 million funded to date and EUR 67.2 million in residual commitment) with 71% profit participation in a Dublin mixed-use development of approximately 1 million square feet. The South Site (accounting for 60.7% of total NIA) is entirely pre let to SalesForce and Dalata, while the North Site (accounting for 39.3% of total NIA) is currently under planning review.
McKillin Portfolio Loan	96%	51.5	51.5	4%	GBP 49 million note secured by (i) pledge of borrower’s equity interest in a Boston office tower, (ii) other commercial real estate collateral and (iii) borrower’s personal guarantee, which is capped in amount.
France & Spain CRE Portfolio	33%	123.3	48.4	4%	Portfolio constituted of 26 office properties located in France and 1 hotel in Spain.
Maranatha French Hotel Portfolio	44%	47.9	47.2	4%	Equity financing investment for restructuring and repositioning of the Maranatha Group, France’s third-largest hotel group, which went to bankruptcy. Initial portfolio perimeter constituted by 37 hotels across France along with a management company.
Albertsons	n/a	41.2	41.2	3%	2% ownership in a JV that owns an approximate 4% stake in the public shares of Albertsons Companies Inc. (NYSE: ACI). CLNY receives an annual management fee on $148.5 million third-party JV equity. Additionally, CLNY holds an interest in a profit share vehicle that following expiration of lockouts on share sales and repayment of JV hurdles, CLNY may receive additional consideration.
AccorInvest	1%	37.7	37.7	3%	Ownership of a diversified portfolio of approximately 900 hotels located primarily in Europe and mostly within the economy and midscale segments managed by Accor. The Company’s position sits alongside EUR 840 million of third-party capital managed by the Company, which combine to own approximately 21% of AccorInvest.
Dublin Docklands	15%	32.5	32.5	2%	EUR 230 million acquisition and pre-development financing with 70% profit participation on a prime waterfront freehold site in Dublin’s Docklands (1.86ha) with planning permission for a mixed used development comprising 4 properties (2 residential and 2 office blocks). Enabling works are underway for site preparation.
Remaining OED (>35 Investments)	Various	1,081.4	383.9	29%
Total Other Equity and Debt		$2,328.1	$1,323.8	100%
(1)    Ownership % represents CLNY OP’s share of the entire investment accounting for all non-controlling interests including interests managed by the Company and other third parties.
(2)    Beginning in the fourth quarter of 2020, the Company included the net assets of investments, which includes cash and cash equivalents, restricted cash, other assets, and accrued and other liabilities of each investment. For prior periods, net assets of investments were included in the total net assets of the Company presented in the Financial Overview - Summary of Segments section.

Colony Capital | Supplemental Financial Report	26

VIIIb. Other Investment Management

($ in millions, except as noted; as of December 31, 2020, unless otherwise noted)			CLNY OP Share
Segment	Products	Description	AUM	FEEUM		Fee Rate	Fee Revenues (in thousands)

Other Institutional Funds	• Credit • Opportunistic • Other co-investment vehicles	• 27 years of institutional investment management experience • Sponsorship of private equity funds and vehicles earning asset management fees and performance fees • More than 300 investor relationships	$7,445	$4,476		.8%	$11,561
Public Company	• Colony Credit Real Estate, Inc.	• NYSE-listed credit focused REIT • Contract with base management fees with potential for incentive fees	2,604	$1,936		1.5%	7,162
Retail Companies	• NorthStar Healthcare Income	• Manage public non-traded vehicles earning asset management and performance fees	3,392	$739	(1)	1.5%	3,877
Total			$13,441	$7,151			$22,600

Notes:
(1)    FEEUM of NorthStar Healthcare Income represents its most recently published Net Asset Value.

Colony Capital | Supplemental Financial Report	27

IX. Total Company Assets Under Management

($ in millions)	CLNY OP Share
Segment	12/31/20	% of Grand Total	12/31/19	% of Grand Total

Digital investment management	$28,577	55.0%	$13,522	32.5%
Digital operating	1,086	2.1%	185.4%
Digital other	358.7%		78.2%
Digital AUM	30,021	57.8%	13,785	33.1%

Wellness Infrastructure	2,591	5.0%	3,599	8.6%
Hospitality	2,467	4.7%	3,823	9.2%
Other - OED	1,978	3.8%	2,037	4.9%
Other - CLNC(1)	1,465	2.8%	2,932	7.0%
Legacy balance sheet AUM	8,501	16.4%	12,391	29.8%

CLNC(2)	2,604	5.0%	3,522	8.5%
Legacy Institutional	7,445	14.3%	8,499	20.4%
NorthStar Healthcare Income, Inc.	3,392	6.5%	3,438	8.3%
Legacy Investment Management AUM	13,441	25.9%	15,459	37.1%

Grand Total AUM	$51,963	100.0%	$41,635	100.0%

Notes:
(1) Includes the Company’s 36% ownership share of CLNC’s total pro-rata share of assets of $4.1 billion as of December 31, 2020 and $5.6 billion as of December 31, 2019.
(2) Represents third-party 64% ownership share of CLNC’s total pro-rata share of assets of $4.1 billion as of December 31, 2020 and $5.6 billion as of December 31, 2019.

Colony Capital | Supplemental Financial Report	28

APPENDICES

Colony Capital | Supplemental Financial Report	29

Xa. Appendices - Definitions

Assets Under Management (“AUM”)
Assets owned by the Company’s balance sheet and assets for which the Company and its affiliates provide investment management services, including assets for which the Company may or may not charge management fees and/or performance allocations. Balance sheet AUM is based on the undepreciated carrying value of digital investments and the impaired carrying value of non-digital investments as of the report date. Investment management AUM is based on the cost basis of managed investments as reported by each underlying vehicle as of the report date. AUM further includes uncalled capital commitments, but excludes CLNY OP’s share of non wholly-owned real estate investment management platform’s AUM. The Company's calculations of AUM may differ from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

Contracted Revenue Growth (“Bookings”)
The Company defines Bookings as either (1) a new data center customer contract for new or additional services over and above any services already being provided as well as (2) an increase in contracted rates on the same services when a contract renews. In both instances a booking is considered to be generated when a new contract is signed with the recognition of new revenue to occur when the new contract begins billing.

Churn
The Company calculates Churn as the percentage of MRR lost during the period divided by the prior period’s MRR. Churn is intended to represent data center customer contracts which are terminated during the period, not renewed or are renewed at a lower rate.

CLNY Operating Partnership (“CLNY OP”)
The operating partnership through which the Company conducts all of its activities and holds substantially all of its assets and liabilities. CLNY OP share excludes noncontrolling interests in investment entities.

Fee-Earning Equity Under Management (“FEEUM”)
Equity for which the Company and its affiliates provides investment management services and derives management fees and/or performance allocations. FEEUM generally represents the basis used to derive fees, which may be based on invested equity, stockholders’ equity, or fair value pursuant to the terms of each underlying investment management agreement. The Company's calculations of FEEUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

Wellness Infrastructure same store portfolio: defined as properties in operation throughout the full periods presented under the comparison. Properties acquired or disposed during these periods are excluded for the same store portfolio.

Max Critical I.T. Square Feet
Amount of total rentable square footage.

Monthly Recurring Revenue (“MRR”)
The Company defines MRR as revenue from ongoing services that is generally fixed in price and contracted for longer than 30 days.

NOI: Net Operating Income. NOI for the Company's real estate segments represents total property and related income less property operating expenses, adjusted for the effects of (i) straight-line rental income adjustments; (ii) amortization of acquired above- and below-market lease adjustments to rental income; and (iii) other items such as adjustments for the Company’s share of NOI of unconsolidated ventures.

Colony Capital | Supplemental Financial Report	30

Xa. Appendices - Definitions

Earnings Before Interest, Tax, Depreciation, Amortization and Rent (“EBITDAR”)
Represents earnings before interest, taxes, depreciation, amortization and rent for facilities accruing to the tenant/operator of the property (not the Company) for the period presented. The Company uses EBITDAR in determining TTM Lease Coverage for triple-net lease properties in its Wellness Infrastructure segment. EBITDAR has limitations as an analytical tool. EBITDAR does not reflect historical cash expenditures or future cash requirements for facility capital expenditures or contractual commitments. In addition, EBITDAR does not represent a property's net income or cash flow from operations and should not be considered an alternative to those indicators. The Company utilizes EBITDAR as a supplemental measure of the ability of the Company's operators/tenants to generate sufficient liquidity to meet related obligations to the Company.

TTM Lease Coverage
Represents the ratio of EBITDAR to recognized cash rent for owned facilities on a trailing twelve month basis. TTM Lease Coverage is a supplemental measure of a tenant’s/operator’s ability to meet their cash rent obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDAR.

ADR: Average Daily Rate

RevPAR: Revenue per Available Room

UPB: Unpaid Principal Balance

% Utilization Rate: Amount of leased square feet divided by max critical I.T. square feet.

REIM: Real Estate Investment Management

Colony Capital | Supplemental Financial Report	31

Xb. Appendices - Reconciliation of Net Income (Loss) to NOI

($ in thousands; for the three months ended December 31, 2020)
NOI Determined as Follows	Wellness Infrastructure
Total revenues	$121,121
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(4,902)
Property operating expenses(1)	(50,579)
NOI	$65,640

Reconciliation of Net Income (Loss) from Continuing Operations to NOI
Wellness Infrastructure
Income (loss)	$545
Adjustments:
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(4,902)
Interest expense	31,307
Transaction, investment and servicing costs	2,295
Depreciation and amortization	31,911
Impairment loss	4,263
Compensation and administrative expense	3,874
Gain on sale of real estate	11
Other (gain) loss, net	(5,508)
Income tax (benefit) expense	1,844
NOI	$65,640

Notes:
(1)    Property operating expenses includes property management fees paid to third parties.

Colony Capital | Supplemental Financial Report	32

Xc. Appendices - Reconciliations of Net Income (Loss) to Digital IM FRE and Digital Operating Adjusted EBITDA

($ in thousands; for the three months ended December 31, 2020)
Digital Investment Management FRE Determined as Follows
Digital Investment Management Net income (loss)	$1,840
Adjustments:
Interest income	(1)
Fee income eliminated in the Company's consolidated Statement of Operations	862
Investment and servicing expense	204
Depreciation and amortization	6,421
Compensation expense—equity-based	655
Compensation expense—carried interest and incentive	994
Administrative expenses—straight-line rent	(1)
Administrative expenses—placement agent fee	1,202
Equity method (earnings) losses	(6,744)
Other (gain) loss, net	(102)
Income tax (benefit) expense	(757)
FRE	$4,573
Add: one-time incentive	5,701
FRE (adjusted)	$10,274

Digital Operating Adjusted EBITDA Determined as Follows
Net income (loss) from continuing operations	$(52,902)
Adjustments:
Interest expense	41,815
Income tax (benefit) expense	(6,967)
Depreciation and amortization	78,554
Other gain loss	200
EBITDAre:	60,700

Straight-line rent expenses and amortization of above- and below-market lease intangibles	(2,607)
Interest income	(80)
Compensation expense—equity-based	728
Installation services	429
Restructuring & integration costs	803
Transaction, investment and servicing costs	564
Adjusted EBITDA:	$60,537

Colony Capital | Supplemental Financial Report	33